SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                       FORM N-8A
             NOTIFICATION OF REGISTRATION
         FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Kirr, Marbach Partners Funds, Inc.

Address of Principal Business Office:

621 Washington Street
Columbus, Indiana  47202

Telephone number (including area code):  (812) 376-9444

Name and Address of Agent for Service of Process:

Mark D. Foster
Kirr, Marbach & Company, LLC
621 Washington Street
Columbus, Indiana  47202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES     [X]         NO    [  ]

     Pursuant to the requirements of the Investment
Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Indiana on the 16th day of October, 1998.


                            By: /s/ Mark D. Foster
                               ----------------------
                                Mark D. Foster,
                                Chairman and President

Attest: /s/ Mickey Kim
       -----------------
       Mickey Kim

Title: Vice President, Treasurer and Secretary